Exhibit 99.1

ITG Releases December 2017 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, January 9, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that December 2017 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 133 million shares, compared to 2.9 billion shares and ADV of 137 million shares in November 2017 and 3.1 billion shares and ADV of 150 million shares in December 2016. There were 20 trading days in December 2017 and 21 trading days in both November 2017 and December 2016.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex-Algos*

December 2017	20	2,657,379,382	132,868,969	47,993,220	288	14,850,340	27,079	38,339

FY 2017	251	34,844,495,214	138,822,690	57,317,979	270	15,428,147	22,687	37,364

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in December 2017 was 8% higher than the third quarter of 2017.

International Trading Activity

The average daily trading commissions in December 2017 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 10% in U.S. dollar terms on a combined basis as compared to the third quarter of 2017 and were up approximately 13% as compared to December 2016. On a blended international basis, there were approximately 19 trading days in December 2017 and 20 days in December 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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